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                                                                     EXHIBIT 4.1

                          CERTIFICATE OF DETERMINATION
                             OF RIGHTS, PREFERENCES,
                           PRIVILEGES AND RESTRICTIONS
                                       OF
                            SERIES C PREFERRED STOCK
                                       OF
                                  ABAXIS, INC.
                            A California corporation
                         (Pursuant to Section 401 of the
                       California General Corporation Law)

           Clinton H. Severson and Donald Stewart certify that:

           1. They are the duly elected and acting President and Secretary, respectively, of said Corporation.

           2. Pursuant to authority given by said Corporation's Articles of Incorporation, the Board of Directors of said Corporation has duly adopted the following recitals and resolutions:

           WHEREAS, the Articles of Incorporation of the Corporation provide for a class of its authorized shares known as Preferred Stock, comprising Five Million (5,000,000) shares issuable from time to time in one or more series;

           WHEREAS, the Board of Directors of this Corporation is authorized to fix the number of shares of any series of Preferred Stock; to determine the designation of any such series, and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including but not limited to the dividend rights, dividend rate and conversion rights, and to fix, alter or reduce the number of shares constituting any such series (but not below the number of shares then outstanding); and

           WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority under the Articles of Incorporation, to fix the rights, preferences, privileges, restrictions and other matters relating to a series of Preferred Stock to be designated Series C Preferred Stock;

           NOW THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issue of a new series of Preferred Stock of the Corporation and does hereby fix the rights, preferences, privileges, restrictions and other matters relating to such series of Preferred Stock as follows:

           1. Designation. There shall be a series of Preferred Stock, which shall comprise Five Thousand (5,000) shares and shall be designated "Series C Preferred Stock." As used hereafter, the terms "Preferred Stock" and "Preferred Shares" without designation shall refer to shares of Series C Preferred Stock.



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           2. Dividends. Each holder of record of a share of Series C Preferred
Stock shall be entitled to receive, out of any assets at the time legally available therefore, a dividend of Sixty Dollars ($60) per share per annum, payable on April 1st and September 1st of each year. The right to the dividends on the Series C Preferred Stock described in the preceding sentence shall be cumulative. The Corporation will pay such dividends either in cash or by issuing shares of the Corporation's Common Stock ("Common Stock") having the Market Value (as defined below) equal to such dividends, at the option of the Board of Directors of the Corporation. If the Corporation elects to pay such dividends by issuing Common Stock, the "Market Value" of such Common Stock will be the average of the closing sale prices of the Corporation's Common Stock as reported on the Nasdaq National Market System for the Five (5) trading days prior to the record date for such dividend. A holder of Series C Preferred Stock who would otherwise be entitled to receive a fraction of a share of Common Stock under this Section 2 (taking into account all shares of Series C Preferred Stock held by such holder) shall receive, in lieu thereof, an amount equal to the product of such fractional interest multiplied by the Market Value. No dividends or distributions shall be made with respect to the Common Stock unless at the same time an equivalent dividend with respect to the Series C Preferred Stock has been paid or declared and set apart for payment.

           3. Conversion Rights. The holders of Series C Preferred Stock shall have conversion rights as follows:

              (a) Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of filing of this Certificate of Designation, at the office of the Corporation or any transfer agent for the Series C Preferred Stock, into Common Stock as more fully described below. The number of shares of fully paid and nonassessable Common Stock into which each share of Series C Preferred Stock may be converted shall be determined by dividing One Thousand Dollars ($1,000) by the Series C Conversion Price (as hereinafter defined) in effect at the time of conversion. The Series C Conversion Price shall initially be Two Dollars and Fifty Cents ($2.50), as adjusted to reflect any stock dividends on, or stock splits or stock combinations of, the Common Stock after the date of filing this Certificate of Designation (the "Series C Conversion Price").

              (b) Automatic Conversion. Each share of Series C Preferred Stock shall be converted into Common Stock automatically upon the earlier to occur of:

                      (i) October 31, 2001; provided however, that if the closing sales price of the Common Stock as reported on the Nasdaq National Market System is less than $2.50 (as adjusted to reflect any stock dividends, stock splits, stock combinations or recapitalizations) for each of the twenty
(20) consecutive trading days immediately prior to and including October 31, 2001, then the Series C Preferred Stock will convert into Common Stock automatically upon the earlier to occur of (A) October 31, 2002 or (B) the event specified in Section 3(b)(ii), below; and provided further, however, that if the closing sales price of the Common Stock as reported on the Nasdaq National Market System is $2.50 or greater for any twenty (20) consecutive trading days after the first anniversary of the filing of this Certificate of Designation, then the one year extension of the automatic conversion date provided for in



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subsection (i)(A) above will not apply and the conversion date will remain the earlier to occur of (A) October 31, 2001 or (B) the event specified in Section 3(b)(ii), below; or

                      (ii) on the first date following the first anniversary of the date of the filing of this Certificate of Designation that the closing sales price of the Common Stock as reported on the Nasdaq National Market System has exceeded $5.00 (as adjusted to reflect any stock dividends, stock splits, stock combinations or recapitalizations) for the twenty (20) consecutive trading days immediately prior to such date.

              (c) No Fractional Shares. No fractional shares of Common Stock or script shall be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered. In lieu of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect to such fractional interest equal to the product of such fractional interest multiplied by the Series C Conversion Price.

              (d) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into Common Stock, and before the Corporation shall be obligated to issue certificates for shares of Common Stock upon the automatic conversion of the Series C Preferred Stock as set forth in Section 3(b) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the principal office of the Corporation or of any transfer agent for the Series C Preferred Stock, and, if such conversion is voluntary pursuant to Section 3(a), shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. As soon as practicable thereafter, the Corporation shall issue and deliver at such office to such holder's nominee or nominees, certificates for the number of whole shares of Common Stock to which such holder shall be entitled. If such conversion is pursuant to Section 3(a), such conversion shall be deemed to have been made as of the date of such surrender of the Series C Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

              (e) Capital Adjustments. In case the Corporation shall at any time
(A) subdivide the outstanding Common Stock, or (B) issue a stock dividend on its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate decreases in the Series C Conversion Price). In case the Corporation shall at any time combine its outstanding Common Stock, the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate increases in the


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Series C Conversion Price). All such adjustments described herein shall be effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

              (f) Reorganization. In case of any capital reorganization (other than in connection with a merger or other reorganization in which the Corporation is not the continuing or surviving entity), or any reclassification of the Common Stock of the Corporation, the Series C Preferred Stock shall thereafter be convertible into that number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the shares of Series C Preferred Stock immediately prior to such reorganization or recapitalization would have been entitled to receive upon such reorganization or reclassification. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series C Preferred Stock, such that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion.

              (g) Reservation of Stock. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series C Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and shareholder action), in accordance with the laws of the State of California, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series C Preferred Stock at the time outstanding.

           4. Voting Rights. The holders of the Series C Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the General Corporation Law of the State of California ("California Law"), and no holder of Series C Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the stockholders thereof or be entitled to notification as to any meeting of the stockholders (except to the extent the a holder of Series C Preferred Stock is also a holder of Common Stock).

           To the extent that under California Law the vote of the holders of the Series C Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of Series C Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the number of shares of outstanding Series C Preferred Stock (except as otherwise may be required under California Law) shall constitute the approval of such action by the class. To the extent that under California Law the holders of the Series C Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one (1) class, each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Series C Conversion Price is calculated. Holders of the Series C Preferred Stock also shall be entitled to notice of all shareholder meetings or written



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consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

           RESOLVED FURTHER, that the President or any Vice President, and the Secretary or any Assistant Secretary, of the Corporation be, and hereby are, authorized and directed to execute, acknowledge, file and record a Certificate of Determination of preferences in accordance with the foregoing resolutions and the provisions of California law.

           5. The authorized number of shares of Series C Preferred Stock is Five Thousand (5,000), none of which has been issued.


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           The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of their own knowledge. Executed at Sunnyvale, California on October 30, 1998.


                                             /s/ Clinton H. Severson
                                             -----------------------------------
                                             Clinton H. Severson
                                             President


                                             /s/ Donald Stewart
                                             -----------------------------------
                                             Donald Stewart
                                             Secretary




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